Exhibit 24

CONFIRMING STATEMENT


	This Statement confirms that the undersigned, John David Barksdale, has authorized and designated each of D. Michael Cockrell and Tim Rigney, acting alone and without the other, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Sanderson Farms, Inc. The authority of D. Michael Cockrell and Tim Rigney under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of Sanderson Farms, Inc., unless earlier revoked in writing. The undersigned hereby ratifies, confirms and approves the exercise by D. Michael Cockrell and Tim Rigney of authority as the undersigned's attorney-in-fact by signing any Form 3, 4 or 5 (or any amendments thereto) prior to the date of this Statement, the undersigned having believed that he had granted D. Michael Cockrell and Tim Rigney such authority prior to the filing of any such Form. The undersigned acknowledges that neither D. Michael Cockrell, Tim Rigney nor Sanderson Farms, Inc. is assuming any of the undersigned's responsibilities to comply with
Section 16 of the Securities Exchange Act of 1934.



Date:	August 8, 2018			/s/ John David Barksdale
						John David Barksdale